EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors
of Enbridge Energy Company, Inc.:

In our opinion, the accompanying consolidated statements of financial position present fairly, in all material respects, the financial position of Enbridge Energy Company, Inc. and its subsidiaries (the “Company”) at December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of financial position are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of financial position, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial position presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas

April 28, 2006

ENBRIDGE ENERGY COMPANY, INC.

(a wholly-owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,
	2005	2004
	(dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$5.7	$9.8
Due from affiliates	19.3	17.2

Receivables, trade and other	4.3	4.8
Loans to affiliates (Note 10)	616.2	747.1
Other current assets	10.2	2.0
	655.7	780.9

Long-term loans to affiliates (Note 10)	341.3	140.7
Investment in Enbridge Energy Partners, L.P (Note 5)	526.6	547.4
Deferred charges and other	10.2	14.3
Property, plant and equipment, net (Note 6)	232.1	179.2
Goodwill	25.0	25.0
	$1,790.9	$1,687.5

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$25.3	$29.7
Accrued salaries, wages and benefits	10.6	9.2
Due to affiliates	7.4	2.4
Loans from affiliates (Note 10)	94.8	51.4
Current maturities of long-term debt (Note 7)	—	158.0
	138.1	250.7

Long-term debt (Note 7)	117.0	117.0
Deferred credits	80.6	99.4
Deferred tax liabilities (Note 8)	191.9	194.1
Minority interest	320.0	323.0
	847.6	984.2

Commitments and contingencies (Note 12)

Shareholder’s equity
Common stock: Authorized—1,500,000 shares; issued—817,362 in 2005 and 678,167 in 2004; no par value)	—	—
Contributed surplus	529.0	338.1
Retained earnings	343.7	285.3
Accumulated other comprehensive income (Note 14)	70.6	79.9
	943.3	703.3
	$1,790.9	$1,687.5

The accompanying notes are an integral part of these consolidated financial statements.

ENBRIDGE ENERGY COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.             NATURE OF OPERATIONS

Enbridge Energy Company, Inc. (the “Company”), is the general partner of Enbridge Energy Partners, L.P. (the “Partnership”). The Company is owned directly by Enbridge Pipelines Inc. (“Enbridge Pipelines”), a Canadian corporation wholly-owned by Enbridge Inc. (“Enbridge”) of Calgary, Alberta, Canada.

As the sole general partner, the Company is responsible for management of the Partnership. In October 2002, the Company delegated substantially all of the responsibility for the management of the Partnership to its affiliate, Enbridge Energy Management, L.L.C. (“Enbridge Management”). The Company retains certain functions and approval rights over the operations of the Partnership and had ownership interests in the Partnership at December 31, as follows:

Ownership Interest	2005	2004

General Partner interest	2.0%	2.0%
Limited Partner interest (1)	5.8%	6.5%
Direct ownership	7.8%	8.5%

Effective ownership through Enbridge Management (2)	3.0%	3.1%
Direct and indirect ownership	10.8%	11.6%

(1)   The Company owned 3,912,750 Class B common units at December 31, 2005 and 2004, representing limited partner interests in the Partnership.

(2)  The Company owned 2,015,854 and 1,877,639 Listed and Voting Shares of Enbridge Management at December 31, 2005 and 2004, respectively, which equates to an indirect limited partner interest in the Partnership.

Enbridge Employee Services, Inc. (“EES”) is a wholly-owned subsidiary of the Company and provides employees and employee benefits services to the Company, affiliates of the Company, Enbridge Management, the Partnership and its subsidiaries (collectively, the “Group”). Employees of EES are assigned to work for one or more members of the Group. The direct costs of all compensation, benefits expenses, employer taxes and other expenses for these employees are allocated and charged by EES to the appropriate members of the Group. EES does not charge or recognize any profit or margin for any amounts allocated to members of the Group.

Other consolidated subsidiaries of the Company provide crude oil transportation, natural gas gathering and processing, and financing activities.

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated statements of financial position of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these consolidated statements of financial position requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. Management regularly evaluates these estimates, utilizing historical experience, consultation with experts and other methods considered reasonable in the circumstances. Nevertheless, actual results may differ significantly from these estimates and assumptions. Any effects on the consolidated statements of financial position resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known. In addition, prior period information presented in these consolidated financial statements includes reclassifications which were made to conform to the current period presentation.

Principles of Consolidation

The consolidated statements of financial position include the accounts of the Company and its subsidiaries on a consolidated basis. Significant intercompany accounts and transactions have been eliminated in consolidation. The Company owns all of the voting interest in Enbridge Management. Accordingly, the accounts of Enbridge Management have been consolidated in the Company’s financial results. The Company holds a 77.78 percent interest in Frontier Pipeline Company (“Frontier”) which is included in the consolidated statements of financial position. The Company has significant influence over the Partnership; however, the equity method is used to account for its general partner and limited partner interests in the Partnership until the Company adopts the provisions of Emerging Issues Task Force, or EITF, Issue 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (EITF 04-5) as of January 1, 2006. See additional discussion of the effect of the adoption of EITF 04-5 included in Note 3.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments that have an original maturity of three months or less at the time of purchase to be cash equivalents.

Property, Plant and Equipment

The Company capitalizes expenditures related to property, plant and equipment, subject to a minimum rule, that have a useful life greater than one year for (1) assets purchased or constructed; (2) existing assets that are extended, replaced or improved; or (3) all land, regardless of cost. Acquisitions of new assets, additions, replacements and improvements (other than land) costing less than the minimum rule in addition to maintenance and repair costs are expensed as incurred.

During construction, the Company capitalizes direct costs, such as labor and materials, and related indirect costs, such as overhead and interest at the weighted average cost of the Company’s debt.

Recent regulatory guidance issued by the FERC will require the Company to expense certain costs associated with implementing the pipeline integrity management requirements of the U.S. Department of Transportation’s Office of Pipeline Safety. Under this guidance, beginning in January 2006, costs to 1) prepare a plan to implement the program, 2) identify high consequence areas, 3) develop and maintain a record keeping system and 4) inspect, test and report on the condition of affected pipeline segments to determine the need for repairs or replacements, are required to be expensed for regulatory reporting purposes. Consistent with the Company’s accounting policy, costs of modifying pipelines to permit in-line inspections, certain costs associated with developing or enhancing computer software and costs associated with remedial mitigation actions to correct an identified condition will continue to be capitalized. Additionally, because the Company is not eligible to apply the provisions of SFAS No. 71, it will continue to capitalize first-time in-line inspection tool runs (crack detection) and hydrostatic testing costs conducted for the purposes of detecting manufacturing or construction defects, consistent with our historical accounting policy. The Company’s FERC-regulated crude oil pipelines will expense items 1-4 listed above for regulatory reporting purposes.

Property, plant and equipment is stated at its original cost and depreciated over the lesser of the estimated remaining useful lives of the assets or the estimated remaining lives of the crude oil production in the basins served by the pipelines. The determination of the useful lives of property, plant and equipment requires the Company to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by the assets, normal wear and tear of the facilities, and the extent and frequency of maintenance programs. At regular intervals, the Company retains the services of independent consultants to assist in assessing the reasonableness of the useful lives established for its property, plant and equipment. Based on the results of these regular assessments, modifications may be made to the assumptions used in determining depreciation rates.

The Company evaluates the recoverability of its property, plant and equipment when events or circumstances such as economic obsolescence, the business climate, legal and other factors indicate it may not recover the carrying amount of the assets. The Company continually monitors its businesses and the market and business environments to identify indicators that suggest an asset may not be recoverable. The Company evaluates the asset for recoverability by estimating the undiscounted future cash flows expected to be derived from operating the asset. These cash flow estimates require the Company to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost and other factors. An impairment loss is recognized when the carrying amount of the asset exceeds its fair value as determined by quoted market prices in active markets or present value techniques if quotes are unavailable. The determination of the fair value using present value techniques requires projections and assumptions regarding the probability of a range of outcomes and the rates of interest used in the present value calculations. Any changes made to these projections and assumptions could result in significant revisions to the Company’s evaluation of recoverability of property, plant and equipment and the recognition of an impairment loss. The Company has not recognized any impairments in 2005 or 2004.

Asset Retirement Obligations

The Company adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”) in January 2003. The provisions of SFAS No. 143 require that a liability be recorded for the fair value of asset retirement obligations, on a discounted basis, in the period in which the liability is incurred, which is typically at the time the assets are installed or acquired, if a reasonable estimate of fair value can be made. The provisions also require that the Company capitalize the costs associated with the asset retirement obligations as part of the carrying cost of the related assets. An ongoing expense is recognized for the interest component of the liability as part of depreciation expense resulting from changes in the value of the retirement obligation due to the passage of time. The initial capitalized costs are depreciated over the useful lives of the related assets. Liabilities for asset retirement obligations are extinguished when assets are taken out of service or otherwise abandoned.

In December 2005, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”). FIN 47 requires the Company to recognize a liability and related asset, consistent with SFAS No. 143, for the fair value of conditional asset retirement obligations that can be reasonably estimated. FIN 47 also provides specific guidance regarding when an asset retirement obligation is reasonably estimable including when sufficient information is available to apply an expected present value technique. The Company’s implementation of FIN 47 did not have a material effect on the consolidated statements of financial position.

No assets are legally restricted for purposes of settling our asset retirement obligations for each of the years ended December 31, 2005 and 2004.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually as of the end of the third quarter, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered. Impairment occurs when the carrying amount of a reporting unit exceeds its fair value. At the time the Company determines that an impairment has occurred, the carrying value of the goodwill is written down to its fair value. There have been no impairments recorded in 2005 or 2004.

Deferred Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to temporary differences between the financial reporting and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date. In addition, the Company recognizes future tax benefits to the extent that such benefits are more likely than not to be realized.

Derivative Financial Instruments

The Company uses a variety of derivative financial instruments to create offsetting positions to specific interest rate and foreign currency exposures. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) all derivative financial instruments are recorded in the balance sheet at their fair value. The fair value of derivative financial instruments is recorded in the balance sheet as current and long-term assets or liabilities on a net basis by counterparty. For those instruments that qualify for hedge accounting, the accounting treatment depends on each instrument’s intended use and how it is designated.

In implementing its hedging programs, the Company has established a formal analysis, execution and reporting framework that requires the approval of the Board of Directors or a committee of senior management. Derivative financial instruments are employed in connection with an underlying asset, liability and/or anticipated transaction and are not used for speculative purposes.

Derivative financial instruments qualifying for hedge accounting treatment and used by the Company can generally be divided into three categories: 1) cash flow hedges, 2) fair value hedges and 3) foreign currency hedges. Cash flow hedges are entered to hedge the variability in cash flows related to forecasted transactions. Fair value hedges are entered to hedge the value of a recognized asset or liability. Foreign currency hedges are entered to hedge the variability in cash flows related to forecasted transactions denominated in a foreign currency.

Price assumptions used to value the cash flow, fair value and foreign currency hedges can affect the values at which these financial instruments are recorded in the consolidated statements of financial position. The Company values its derivative financial instruments using published market price information, where available, or quotations of executable bids and offers from over-the-counter (“OTC”) market makers. The valuations also reflect the potential impact of liquidating the Company’s position in an orderly manner over a reasonable period of time under present market conditions, modeling risk, credit risk of our counterparties and operational risk. The amounts reported in the Company’s consolidated financial statements change quarterly as these estimates are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.

At inception, the Company formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing correlation and hedge effectiveness. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in the hedging transactions are highly effective in offsetting changes in cash flows, the fair value of the hedged item or the foreign currency exposure. Furthermore, the creditworthiness of counterparties is regularly assessed to manage against the risk of default. If the Company determines that a derivative is no longer highly effective as a hedge, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.

For cash flow hedges, changes in the derivative fair values, to the extent that the hedges are determined to be highly effective, are recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. Any ineffective portion of a cash flow hedge’s change in value is recognized immediately in earnings. For fair value and foreign currency hedges, the change in value of the financial instrument is determined each period and is taken into earnings. The change in the fair value of the hedged item is also calculated and taken into earnings each period. To the extent that the two valuations offset, the hedge is effective and net earnings is not affected.

Foreign Currency Translation

The Company’s functional currency for its foreign subsidiaries is the Canadian dollar. Results of operations of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the period. Assets and liabilities are translated into U.S. dollars using the exchange rate on the balance sheet date. Gains and losses resulting from these foreign currency translation adjustments are included as a component of comprehensive income.

Post-Employment Benefits

The Company maintains both defined benefit and defined contribution pension plans. Pension costs and obligations for the defined benefit pension plans are determined using the projected benefit method and are charged to earnings as services are rendered. For the defined contribution plans, contributions made by the Company are expensed as incurred.

The Company also provides post-employment benefits other than pensions, including group health care and life insurance benefits for eligible retirees, their spouses and qualified dependants. The cost of such benefits is accrued during the years the employees render service.

3.             RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Changes and Error Corrections

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. Under this statement, voluntary changes in accounting principle are required to be applied retrospectively for the direct effects of a change to prior periods’ financial statements, unless such application is impracticable. Retrospective application refers to reflecting a change in accounting principle in the financial statements of prior periods as if the principle had always been used. When retrospective application is determined to be impracticable, this statement requires the new accounting principle to be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective treatment is practicable with a corresponding adjustment to the opening balance of retained earnings. This statement retains the guidance in APB Opinion No. 20 for reporting the corrections of errors and changes in accounting estimates. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with early adoption permitted. Our adoption of this statement will effect our consolidated statements of financial position for any changes in accounting principle we may make in the future, or new pronouncements we adopt that do not provide transition provisions.

Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners have Certain Rights

In June 2005, the EITF, reached a consensus on EITF issue 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”), addressing when a general partner, or general partners as a group, control and should therefore, consolidate a limited partnership. Under EITF 04-5 a sole general partner is presumed to control a limited partnership and should consolidate the limited partnership unless the limited partners have either:

•      “Kick-out Rights” - the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the sole general partner without cause (kick-out rights); or

•      Substantive Participating Rights - provide the limited partners with the ability to participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business.

Kick-out rights must have the following characteristics:

•      Can be exercised by a vote of no more than a simple majority of the voting interests held by the limited partners, other than the sole general partner.

•      The limited partners holding the kick-out rights have the ability to exercise those rights if they choose to do so.

Substantive participating rights would allow limited partners to participate in the following actions of the limited partnership:

•      Selecting, terminating, and setting the compensation of management responsible for implementing the limited partnership’s policies and procedures; and

•      Establishing operating policies and making capital decisions of the limited partnership, including budgets in the ordinary course of business.

Under the terms of the Enbridge Energy Partners, L.P. (the “Partnership”) partnership agreement, the limited partners have certain protective rights; however, they do not have kick-out rights, nor do they have substantive participating rights, as those terms are defined in EITF 04-5. As a result, for the first reporting period beginning after December 15, 2005, the Company will be required to include the accounts of the Partnership in its consolidated financial statements after elimination of all significant intercompany items. The Company’s adoption of this pronouncement will materially affect its consolidated statements of financial position. Summarized information regarding our investment in the Partnership and financial information of the Partnership is included in Note 5.

4.             ACQUISITIONS

CCPS Transportation, L.L.C.

The Company acquired 90 percent of the outstanding shares of CCPS in September 2003 for an initial cash payment of $57 million and a subsequent cash payment in December 2004 of $59.5 million. In June 2005, the Company acquired the remaining 10 percent of CCPS that it did not already own for a cash payment of $12.4 million. The Company acquired CCPS, which is referred to by the Company as the Spearhead pipeline, from BP Pipelines (North America) Inc. for the purpose of reversing the flow of the pipeline to provide Canadian producers and shippers with cost-effective access to new markets south of Chicago and into Oklahoma. The acquisition was accounted for using the purchase method. The allocation of the cash payments made to acquire 100 percent ownership of CCPS is as follows (in millions):

Purchase Price:
Cash paid	$128.9

Fair value of assets acquired:
Other assets	0.1
Property, plant and equipment	133.3
Net property and equipment	133.4

Current liability (commitment loss and other)	(4.5)
Net assets acquired	$128.9

5.             INVESTMENT IN ENBRIDGE ENERGY PARTNERS, L.P.

The company had the following investments in the Partnership at December 31:

Ownership Interest	2005	2004

General Partner interests	2.0%	2.0%
Limited Partner interest (1)	5.8%	6.5%
Total direct investment in the Partnership	7.8%	8.5%

Effective ownership through Enbridge Management (2)	3.0%	3.1%
Direct and indirect ownership	10.8%	11.6%

(1)     The Company owns 3,912,750 Class B common units of the Partnership, representing limited partner interests that are not registered for trading on the New York Stock Exchange (“NYSE”).

(2)     The Company owned 2,015,854 and 1,877,639 Listed and Voting Shares of Enbridge Management at December 31, 2005 and 2004, respectively, which equates to an indirect limited partner interest in the Partnership.

The Company formed Enbridge Management in May 2002 to manage the business and affairs of the Partnership through a delegation of control agreement. Following an initial public offering of its Listed Shares, representing limited liability company interests, Enbridge Management acquired all of a special class of limited partner interest, referred to as i-units, from the Partnership. The Company owns all of the Voting Shares of Enbridge Management.

Summarized financial information of the Partnership’s financial position is as follows:

	December 31,
	2005	2004
	(dollars in millions)
Current Assets	$985.3	$633.8
Long-term Assets	$3,443.1	$3,136.9
Current Liabilities	$971.3	$564.3
Long-term Liabilities	$2,093.3	$1,808.5
Partners’ Capital	$1,363.8	$1,397.9

Distributions received

Distributions by the Partnership are made 98.0% to the Class A and B common unitholders and the i-unitholder and 2.0% to the Company as general partner. However, distributions are subject to the payment of incentive distributions to the Company to the extent certain target levels of cash distributions are achieved. The Company receives incremental incentive distributions of 15.0 percent, 25 percent, and 50 percent of all quarterly distributions that exceed target levels of $0.59, $0.70, and $0.99 per Class A and B common units and i-units, respectively.

Typically, the General Partner and owners of Class A and Class B common units will receive distributions in cash. Enbridge Management, as owner of the i-units, however, does not receive distributions in cash. Each time that the Partnership makes a cash distribution to the General Partner and the holders of its common units, the number of i-units owned by Enbridge Management and the percentage of total units in the Partnership owned by Enbridge Management will increase automatically under the provisions of the Partnership’s partnership agreement. The result is that the number of i-units owned by Enbridge Management will equal the number of Enbridge Management’s listed shares and voting shares that are then outstanding. The amount of this increase in i-units is determined by dividing the cash amount distributed per common unit by the average price of one of Enbridge Management’s Listed Shares on the NYSE for the 10-day trading period immediately preceding the ex-dividend date for Enbridge Management’s shares multiplied by the number of shares outstanding on the record date. The cash equivalent amount of the additional i-units is treated as if it had actually been distributed for purposes of determining the distributions to be made to the General Partner.

The following table sets forth the distributions from the Partnership to the Company, as approved by the Board of Directors for each period in the years ended December 31, 2005 and 2004:

Distribution Payment Date	Distribution per Unit	Dollar value of Listed Shares Received (1)	Cash Retained by Partnership (2)	Cash Distribution from Partnership (3)
	(dollars in millions, except per unit amounts)
2005
November 14, 2005	$0.925	$1.8	$0.2	$10.0
August 12, 2005	0.925	1.8	0.2	10.0
May 13, 2005	0.925	1.8	0.2	10.0
February 14, 2005	0.925	1.7	0.2	9.8
		$7.1	$0.8	$39.8
2004
November 12, 2004	$0.925	$1.7	$0.2	$9.6
August 13, 2004	0.925	1.7	0.2	9.3
May 14, 2004	0.925	1.6	0.2	9.2
February 13, 2004	0.925	1.6	0.2	9.2
		$6.6	$0.8	$37.3

(1)     The Partnership issued 802,539 and 840,239 i-units to Enbridge Energy Management, L.L.C., sole owner of the Partnership’s i-units, during 2005 and 2004, respectively in lieu of cash distributions.

(2)     The Partnership retains an amount equal to 2% of the i-unit distribution from the General Partner to maintain the 2% general partner interest in the partnership.

(3)     Cash distributions represent the total cash received by the Company for its Class B and General Partner interests, including incentive distributions.

6.             PROPERTY, PLANT AND EQUIPMENT, NET

	Depreciation	December 31,
	Rates	2005	2004
		(dollars in millions)

Land	—	$—	$0.3
Rights-of-way	0% – 3.0%	1.0	5.5
Pipeline	2.5% – 10.4%	102.4	107.2
Pumping equipment, buildings and tanks	2.5% – 10.4%	1.2	17.8
Compressors, meters and other operating equipment	3.3% – 10.4%	0.1	0.7
Vehicles, office furniture and equipment	20.0% – 33.3%	9.2	0.2
Construction in progress	—	188.8	117.5
Asset retirement obligation	4.0%	1.0	—
		303.7	249.2
Accumulated depreciation		(71.6)	(70.0)
		$232.1	$179.2

7.             DEBT

		December 31,
	Interest Rate	2005	2004
		(dollars in millions)
Senior Notes maturing 2005	8.01%	$—	$158.0
Senior Notes maturing 2007	8.17%	117.0	117.0
		117.0	275.0
Current maturities		—	(158.0)
Long-term debt		$117.0	$117.0

Subsidiaries of the Company have Senior Notes outstanding, which are guaranteed by Enbridge in the aggregate of $117.0 million. Interest on the notes is payable semi-annually with the principal to be paid at maturity in March of 2007. The Company has entered into cross-currency swaps to convert the principal and interest amounts payable on the Senior Notes to Canadian dollars, see Note 13.

In March, 2005, the Company repaid its $158.0 million Senior Notes with proceeds received from a demand loan obtained from Enbridge Inc. in the amount of $202.9 million. The demand loan bears interest at a rate of 100% of the Applicable Federal Rate (approximately 4.25% at December 31, 2005) payable quarterly. In addition, the Company net settled certain foreign exchange swaps established to offset the tax impact realized on the foreign exchange triggered by the repayment of the Senior Notes.

In May 2005, the Company repaid $208.9 million, representing the entire balance of the demand loan owed to Enbridge, including accrued interest of $0.1 million, with proceeds received from issuing additional common shares (see Note 9) and demand loan borrowings from affiliates of the Company (see Note 10).

8.             DEFERRED INCOME TAXES

The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

	December 31,
	2005	2004
	(dollars in millions)
Net operating loss and other carry forwards	$(65.5)	$(50.3)
Net book basis of assets in excess of tax basis	281.6	281.4
Currency translation adjustment on debt obligations not realized for tax	(9.9)	(19.4)
Net book losses on derivatives not realized for tax	(4.3)	(8.4)
Other	(10.0)	(9.2)
Net deferred tax liabilities	$191.9	$194.1

The Company has net operating loss carry forwards (“NOLs”) of approximately $157.9 million, expiring in various amounts from 2010 through 2025. The ability of the Company to utilize the carry forwards is dependent upon the Company generating sufficient taxable income and will be affected by annual limitations under section 382 of the Internal Revenue Code. The Company believes it is more likely than not that the deferred tax assets attributable to NOLs will be realized given the reversal of temporary differences in future years and, therefore, there is no valuation allowance offsetting these assets.

9.             SHARE ISSUANCE

In May 2005, the Company issued 139,195 shares of common stock at a subscription price of $1,365 per share totaling $190.0 million to Enbridge Pipelines Inc. The proceeds from this offering were used to repay a demand loan owed to Enbridge (see Note 10).

10.          RELATED PARTY TRANSACTIONS

The Company, as sole general partner, is responsible for the management and operation of the Partnership. Through service agreements, the Company utilizes the resources of its affiliates to provide the services required by the Partnership. The Partnership pays the Company’s affiliates for these services. These transactions have no impact on the net earnings of the Company.

Current loans to affiliates, in U.S. dollars, are as follows:

				December 31,
	Currency	Rate *	Maturity	2005	2004
				(principal outstanding; dollars in millions)

Enbridge Pipelines (Athabasca) Inc.	Canadian	7.69%	2005	$—	$189.9
Enbridge Pipelines Inc.	Canadian	CDOR + 0.25%	Demand	—	0.8
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.30%	Demand	0.9	0.8
Enbridge Inc	Canadian	CDOR + 0.35%	Demand	447.4	426.6
Enbridge Inc	Canadian	0%	Demand	13.5	10.6
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.25%	Demand	150.7	118.4
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	3.7	—
Current Maturity Loans to affiliates				$616.2	$747.1

Long-term loans to affiliates, in U.S. dollars, are as follows:

Enbridge Pipelines (Athabasca) Inc.	Canadian	7.80%	2013	145.2	140.7
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.47%	2010	196.1	—
Long-term Loans to affiliates				$341.3	$140.7

Current loans from affiliates, in U.S. dollars, are as follows:

				December 31,
	Currency	Rate	Maturity	2005	2004
				(principal outstanding; dollars in millions)

Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	$94.8	$51.4

*AFR – Applicable Federal Rate

*CDOR – Canadian Depository Offering Rate

11.          POST-EMPLOYMENT BENEFITS

Defined Benefit Plans

The Company sponsors a defined benefit pension plan that provides defined pension benefits and covers employees in the United States. The Company also sponsors a supplemental nonqualified retirement plan, which provides pension benefits for certain employees in excess of the tax-qualified plans’ limits. Collectively, the defined benefit pension plan and the supplemental nonqualified retirement plan are referred to as the “Pension Plans.”  Retirement benefits under the Pension Plans are based on the employees’ years of service and remuneration. Pension cost accruals are calculated in accordance with independent actuarial valuations. Contributions made by the Company are also made in accordance with independent actuarial valuations and are invested primarily in publicly traded equity and fixed income securities. The measurement date is as of September 30, 2005.

Pension costs under the Pension Plans reflect management’s best estimates of the rate of return on pension plan assets, rate of salary increases and various other factors including mortality rates, terminations and retirement ages. Adjustments arising from plan amendments, actuarial gains and losses and changes to assumptions are amortized over the expected average remaining service lives of the employees.

Defined Contribution Plans

The Company sponsors a qualified contributory defined contribution plan that provides retirement benefits for employees in the United States. Contributions are generally based on the employee’s age and or years of service. Contributions to the defined contribution plans are also based on employee contributions. For defined contribution pension benefits, pension expense equals amounts required to be contributed by the Company.

Post-Employment Benefits Other Than Pensions

The Company sponsors a contributory postretirement plan that provides medical, dental and life insurance benefits for qualifying U.S. retired employees. The postretirement medical, dental and life insurance plan is referred to as Other Post-Employment Benefits or the “OPEB Plan.”

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Act”) was enacted in the United States of America (U.S.). The Act introduced a prescription drug benefit under Medicare as well as a nontaxable federal subsidy to sponsors of retiree health benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare prescription drug benefit (Medicare Part D). In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003” (FSP No. 106-2), which addresses the accounting and disclosure requirements associated with the effects of the Act.

The Company has determined that one of its postretirement benefit plans which provides prescription drug benefits coverage is currently actuarially equivalent to Medicare Part D and has therefore elected to recognize the effects of the Act on its postretirement benefit plans by implementing the provisions specified in FSP 106-2 retroactively to January 1, 2004. The Company has reduced its accumulated postretirement benefit obligation (APBO) for the effect of the subsidy related to benefits attributed to prior service by approximately $9.6 million. This is reflected as an actuarial experience gain and will be amortized over future periods to the extent the unrecognized net gain exceeds 10 percent of the APBO or the market-related value of plan assets, whichever is greater. In addition, the subsidy will reduce current period service costs and related interest costs on the APBO.

The tables below detail the changes in the benefit obligation, the fair value of plan assets and the recorded asset or liability of our Pension Plans and the OPEB Plan using the accrual method.

	Pension Plans		OPEB Plan
	2005	2004	2005	2004
	(dollars in millions)
Change In Benefit Obligation
Benefit obligation, January 1	$88.4	$74.9	$57.1	$51.1
Service Cost	5.0	3.7	2.1	1.8
Interest Cost	5.2	4.5	3.4	2.9
Employee Contributions	—	—	0.3	0.3
Plan Change	—	0.5	(4.8)	—
Actuarial (gain) loss	13.3	8.6	(0.6)	2.6
Benefits paid	(4.4)	(3.8)	(2.0)	(1.6)

Benefit obligation, December 31	$107.5	$88.4	$55.5	$57.1

Change In Plan Assets
Fair value of plan assets, January 1	$108.3	$102.4	$28.1	$24.0
Actual return on plan assets	12.6	9.6	0.7	1.1
Employer’s contributions	0.1	0.1	4.4	4.3
Employee contributions	—	—	0.3	0.3
Benefits paid	(4.4)	(3.8)	(2.0)	(1.6)

Fair value of plan assets, December 31	$116.6	$108.3	$31.5	$28.1

Funded Status
Funded status	$9.2	$19.9	$(24.0)	$(28.9)
Unrecognized prior service cost	2.0	2.6	—	0.3
Unrecognized transition amount	—	—	0.3	5.6
Unrecognized actuarial loss	14.2	5.4	18.7	19.5
Prepaid (accrued) benefit cost at measurement date	25.4	27.9	(5.0)	(3.5)
Prepaid cost retained by affiliate (Enbridge, U.S.)	(24.2)	(24.2)	—	—
Contributions made in 4th quarter	—	—	2.9	2.5
Prepaid (accrued) benefit cost at end of year	$1.2	$3.7	$(2.1)	$(1.0)

For the fiscal year ended December 31, 2005, there was no change in other comprehensive income attributable to the change in additional minimum liability recognition and a loss of $0.5 million for the fiscal year ended December 31, 2004.

The accumulated benefit obligation for the Pension Plans was $91.7 million and $75.3 million at December 31, 2005, and 2004, respectively. The accumulated benefit obligation for the OPEB Plan at December 31, 2005 and 2004 was $55.5 million and $57.1 million, respectively.

Economic Assumptions

The assumptions made in the measurement the projected benefit obligations or assets of the Pension Plans and OPEB Plan were as follows:

	Pension Plans		OPEB Plan
	2005	2004	2005	2004
Discount rate	5.50%	6.00%	5.50%	6.00%
Expected return on plan assets	7.75%	7.75%	4.50%	4.50%
Rate of compensation increase	4.00%	4.00%	N/A	N/A
Health care trend	N/A	N/A	Graded 11% to 5% over 6 years	Graded 12% to 5% over 7 years

A 1% increase in the assumed medical and dental care trend rate would result in an increase of $9.4 million in the accumulated post-employment benefit obligations. A 1% decrease in the assumed medical and dental care trend rate would result in a decrease of $7.4 million in the accumulated post-employment benefit obligations.

The above table reflects the expected long-term rates of return on assets of the Pension Plans and OPEB Plan on a weighted-average basis. The overall expected rates of return are based on the asset allocation targets with estimates for returns on equity and debt securities based on long term expectations.

Expected Future Benefit Payments

The following table presents the benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five years thereafter by the Pension Plans and OPEB Plan:

	Gross Benefit Payments		Medicare Subsidy for Prescription
Year Ending	Pension Plans	OPEB Plan	Benefits
	(dollars in millions)
12/31/2006	$4.5	$1.8	$0.1
12/31/2007	4.7	2.0	0.2
12/31/2008	4.9	2.1	0.2
12/31/2009	5.1	2.3	0.2
12/31/2010	5.6	2.6	0.3
Next 5 Years	36.9	16.7	1.7

The expected future benefit payments are based upon the same assumptions used to measure the projected benefit obligations of the Pension Plans and OPEB Plan including benefits associated with future employee service. The Medicare Subsidy for Prescription Benefits represents the amounts that the Company expects to receive for prescription drug claims paid by the OPEB Plan, since the provisions of the OPEB Plan have been deemed actuarially equivalent to Medicare Part D.

Expected Contributions to the Plan

The Company expects to make contributions to the Pension Plans and the OPEB Plan for the year ending December 31, 2006 as follows:

	Pension Plans	OPEB Plan
	(dollars in millions)
12/31/2006	$0.1	$4.5

Plan Assets

The weighted average allocation of assets of the Company’s Pension Plans and OPEB at December 31, 2005 and 2004, by asset category, are as follows:

	Pension Plans		OPEB
Asset Category	2005	2004	2005	2004

U.S. Equities	37.7%	36.7%	—	—
Foreign Equities	24.1%	24.8%	—	—
Fixed Income	37.1%	37.4%	92.7%	79.0%
Cash and short-term assets	1.1%	1.1%	7.3%	21.0%
Total	100.0%	100.0%	100.0%	100.0%

The goals of the Pension Plans fund are:

(i)            to ensure that pension benefits are secured over time;

(ii)           to minimize the Company’s pension contributions by maximizing the long-term investment return on assets; and

(iii)          to keep short-term fluctuations in pension contributions within a range which is acceptable to the Company.

The objective of the Pension Fund is to earn a return on total assets which is greater than the rate of return assumed by the actuary in calculating the Company’s required contributions to the Plan.

The goals of the OPEB fund are:

(i)            to ensure that post-retirement medical, dental and life insurance benefits are secured over time;

(ii)           to minimize the income tax exposure to the Company resulting from earnings on the plans assets by investing in tax efficient investments; and

(iii)          to provide a stable income stream while minimizing risk of loss in principal over time by investing in long-term fixed income investments.

The objective of the OPEB fund is to earn an acceptable return on total assets while minimizing income tax exposure and required contributions to the Plan.

Asset Mix Policy

The long-term asset mix policy of the Pension Plans and OPEB funds has been adopted after consideration of the following factors:

(a)   the nature and structure of the Pension Plans liabilities, including the attribution of such liabilities between active and retired members;

(b)   the going concern and solvency funded status and cash flow requirement of the Plan;

(c)   the investment horizon of the Plan;

(d)   the Company’s risk tolerance – i.e. the operating environment and financial situation of the Company and its ability to withstand fluctuations in pension contributions; and

(e)   the future economic and capital markets outlook with respect to investment returns, volatility of returns and correlation between assets.

The assets of the Pension Plans and OPEB funds shall be allocated among the investment categories indicated below so that on average over time the market value invested in each category, when measured as a percentage of the total market value of the Fund, shall be expected to equal the following asset mix:

	Pension Plans	OPEB
U.S. Equities	40%	—
Foreign Equities	20%	—
Fixed Income	40%	100%
Total Assets	100%	100%

The actual allocation of the assets of the Pension Fund at any point in time, measured in terms of the market value of assets in each investment category as a percentage of the total market value of the Fund, may differ from the long-term asset mix specified above but shall remain within the following minimum and maximum range:

	Minimum	Maximum
U.S. Equities	37%	43%
Foreign Equities	17%	23%
Fixed Income	37%	43%

Rebalancing among asset classes will be performed on an objective basis at the Pension Committee level as range limits noted are reached. The frequency of this rebalancing will be variable depending on relative performance, but is designed to systematically, without prejudice or bias, re-align the asset class weightings back to those targeted when one or more asset classes approach its minimum or maximum range. The result of such rebalancing, net of transaction costs, should be to both reduce portfolio performance volatility and enhance performance in volatile capital market periods.

In addition to the established long-term asset mix, the investment policies of the Pension Plan and the OPEB plan allow each plan to invest in cash and short-term investments in amounts sufficient to meet the current liquidity needs of each plan.

In accordance with its funding policy, the Company will ensure that the Plan has the minimum level of assets at all times and that any shortfall is quickly eliminated. Any surplus assets in excess of the target level of assets will be applied towards the Company’s contribution requirement.

12.          COMMITMENTS AND CONTINGENCIES

In connection with the transfer of its crude oil pipeline business to the Partnership in 1991, the Company indemnified the Partnership from and against substantially all liabilities, including liabilities relating to environmental matters, arising from operations prior to the transfer. This indemnification does not apply to amounts that the Partnership would be able to recover in its tariff rates (if not recovered through insurance), or to any liabilities relating to a change in laws after December 27, 1991. In addition, in the event of default, the Company is subject to recourse with respect to the Partnership’s First Mortgage Notes which had outstanding balances of $186.0 million and $217.0 million at December 31, 2005 and 2004, respectively.

The Company’s former subsidiary Enbridge Midcoast Energy Inc., formerly known as Enbridge Midcoast Energy Resources Inc. (Midcoast) has been assessed taxes, interest and penalties by the U.S. Internal Revenue Service (IRS) of $4.5 million for its 1999 through 2001 tax years. Midcoast has paid all amounts and has filed for a refund of the full amount. The IRS has challenged Midcoast’s tax treatment on its 1999 acquisition of several partnerships that owned a natural gas pipeline system in Kansas (these assets were sold to EEP in 2002). The IRS position, if sustained, could decrease the U.S. tax basis for the pipeline assets, which could reduce Enbridge’s earnings by up to approximately $60 million, although the immediate cash tax impact would be significantly less. The Company believes the tax treatment of the acquisition and related tax deductions claimed were appropriate and intends to vigorously litigate this matter in U.S. District Court (Houston).

The Company maintains reserves for income taxes, which includes amounts estimated to be adequate to compensate for contingent liabilities arising from tax positions. While fully supportable in the Company’s view, these tax positions, if challenged by the tax authorities, may not be fully sustained on review.

The Company is also a participant in various legal proceedings arising in the ordinary course of business. Some of the proceedings are covered in whole or in part, by insurance. The Company believes that the outcome of all these proceedings will not, individually or in the aggregate have a material adverse effect on the financial condition of the Company unless indicated otherwise herein.

13.          FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

As of December 31, 2005 and 2004, the carrying amounts of certain financial instruments held by the Company, including cash, cash equivalents, trade receivables, payables, intercompany advances, loans and short-term borrowings are representative of fair value because of the short-term maturity of these instruments. The fair value of all derivative financial instruments is the estimated amount at which management believes the instruments could be liquidated over a reasonable period of time, based on quoted market prices, current market conditions or other estimates obtained from third-party brokers or dealers. The following table presents the carrying amounts and approximate fair values of Company financial instruments based on quoted market prices for the same or similar issues:

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(dollars in millions)
8.01% Senior note due 2005	$—	$—	$158.0	$159.6
8.17% Senior note due 2007	117.0	121.5	117.0	128.2

5.47% Promissory note due 2010 (1)	196.1	196.0	—	—
7.80% Promissory note due 2013 (1)	145.2	163.1	140.7	167.6

(1)  Borrower – Enbridge Pipelines (Athabasca) Inc.

Derivative Financial Instruments

Foreign Exchange Risk

The Company has financial instruments denominated in Canadian dollars that have exposure to fluctuations in exchange rates. Accordingly, the Company has entered into foreign exchange contracts to offset the impact of income taxes on gains and losses arising from the translation of these financial instruments. The contracts represent forward purchases of $91 million Canadian denominated Dollars (“CAD”) in March 2007 at a rate of $1.38 CAD for each United States of America denominated dollar (USD). These forward foreign exchange contracts are recorded at fair market value with the corresponding gains and losses recorded in income. The Company does not intend to settle these foreign exchange contracts prior to maturity in 2007. At December 31, 2005 and 2004, the forward foreign exchange contracts had a fair market value of $12.3 million payable and $23.9 million payable, respectively and are included as deferred credits on the statement of financial position. In 2005, the Company net settled for $11.1 million USD foreign exchange contracts for the purchase of $123 million Canadian denominated dollars at a rate of $1.40 CAD/USD in connection with the Senior Notes that were redeemed in March 2005 (see Note 7).

The Company also has cross-currency swaps to convert the principal and interest amounts payable on the $117.0 million Senior Notes from U.S. dollars to Canadian dollars. The rates and terms of the cross-currency swaps perfectly match the rates and terms of the underlying Senior Notes and any gains/(losses) flow through Accumulated Other Comprehensive Income. As of December 31, 2005 and 2004, the cross currency swaps had a fair market value of $29.7 million payable and $57.2 million payable, respectively and are included as deferred credits on the statement of financial position. In 2005, the Company net settled certain foreign exchange swaps in connection with the Senior Notes that were redeemed in March 2005 (see Note 7).

The Company has no derivative financial instruments at December 31, 2005 and 2004, associated with commodity price hedging activities.

14.          ACCUMULATED OTHER COMPREHENSIVE INCOME - COMPONENTS

The components of accumulated other comprehensive income for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
	(dollars in millions)
Currency translation adjustments	$137.5	$131.9
Minimum pension liability adjustments	(0.3)	(0.3)
Unrealized losses in fair value of derivatives, net of tax	(15.5)	(29.8)
Company’s share of Accumulated other comprehensive loss of the Partnership, net of tax	(51.1)	(21.9)

Total	$70.6	$79.9

15.          SUBSEQUENT EVENTS

In February, 2006, the Company acquired 65% of a refined petroleum products pipeline in the state of Washington from Arco Midcon LLC, a wholly-owned subsidiary of BP Inc. (“BP”), for consideration of approximately $99.8 million. The pipeline, referred to as the “Olympic Pipe Line,” extends approximately 300 miles from Blaine, Washington, to Portland, Oregon. The system plays a major role in the transportation infrastructure of the area, supplying up to 325,000 barrels of fuel a day to the citizens of Seattle and other metropolitan areas up and down the I-5 corridor. The Company will account for its investment in the pipeline using the equity method. The Company’s use of the equity method is predicated upon recent accounting guidance issued by the Emerging Issues Task Force of the Financial Accounting Standards Board, which precludes consolidation of a majority-owned entity when control does not rest with the majority owner. BP maintains responsibility for the operation and maintenance of the system and will continue to have certain decision-making rights.